                                                                  Exhibit 10.5.3

                            THIRD AMENDMENT TO LEASE
                             (400 CORPORATE POINTE)

        THIS THIRD AMENDMENT TO LEASE ("THIRD AMENDMENT") is made and entered into as of the 13th day of March, 1998, by and between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership ("LANDLORD") and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("TENANT").

                                R E C I T A L S :

        A. 400 Corporate Pointe, Ltd., a California general partnership ("400 CORPORATE") and Integrated Analytics Corporation, a California corporation ("IAC") entered into that certain Standard Form Office Lease dated as of July 11, 1990 ("ORIGINAL LEASE"), whereby 400 Corporate leased to IAC and IAC leased from 400 Corporate certain office space located in that certain building located and addressed at 400 Corporate Pointe, Culver City, California 90230 (the "BUILDING"). The Original Lease was subsequently amended by that certain First Amendment to Lease dated June 1, 1995, by and between AEW/LBA Acquisition Co. LLC, a California limited liability company ("AEW") as successor-in-interest to 400 Corporate, and Tenant, as successor-in-interest to IAC (the "FIRST AMENDMENT") and by that certain Second Amendment to Lease dated December 5, 1996 by and between Arden Realty Limited Partnership, a Maryland limited partnership ("ARLP") as successor-in-interest to AEW and Tenant ("SECOND AMENDMENT"). Landlord is successor-in-interest to ARLP. The Original Lease, as amended by the First Amendment and the Second Amendment, is referred to herein as the "LEASE". Pursuant to the Lease, Tenant currently occupies 13,696 rentable square feet located on the eighth (8th) floor of the Building and known as Suite 855 and 5,295 rentable square feet located on the seventh (7th) floor of the Building and known as Suite 750 and 1,263 rentable square feet located on the seventh
(7th) floor of the Building known as Suite 725, for a total of 20,254 rentable square feet (collectively, the "EXISTING PREMISES").

        B. By this Third Amendment, Landlord and Tenant desire to add certain additional space on the sixth (6th) floor of the Building to the Existing Premises, and to otherwise modify the Lease as provided herein.

        C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meaning as given thereto in the Original Lease.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                               A G R E E M E N T :

        1. EXPANSION OF EXISTING PREMISES. Effective as of the Additional Space Effective Date (as defined below) and continuing until the expiration of the Lease Term, the Existing Premises shall be modified to add the sixth (6th) floor of the Building which the parties stipulate to contain 20,347 rentable (18,331 usable) square feet as outlined on the floor plan attached to this Third Amendment as Exhibit "A" and incorporated herein by this reference ("ADDITIONAL SPACE"). Accordingly, effective as of the Additional Space Effective Date, Tenant shall lease an aggregate of 40,601 rentable square feet of space in the Building consisting of the Existing Premises and the Additional Space, which shall be referred to collectively as the "PREMISES." The term "ADDITIONAL SPACE EFFECTIVE DATE" shall mean the first Monday following the date the Additional Space is Ready for Occupancy (as defined in Section 5.1 of the Tenant Work Letter attached to this Third Amendment as Exhibit "B"). The Additional Space Effective Date is anticipated to be July 1, 1998. Tenant's lease of the Additional Space shall expire co-terminously with Tenant's lease of the Existing Premises on December 31, 2005, subject to extension as provided in Section 10 below. Following the Additional Space Effective Date, the term

"Premises" as used in the Lease as amended by this Third Amendment shall refer to the Existing Premises and the Additional Space. Promptly after the Additional Space Effective Date, Landlord and Tenant shall execute a Confirmation of Lease Term Dates in a form similar to Exhibit "C" attached hereto and made a part hereof.

        2. BASE RENT FOR THE ADDITIONAL SPACE. Effective as of the Additional Space Effective Date and continuing until the expiration of the Lease Term, Tenant shall pay, in accordance with the provisions of this Section 2, Base Rent for the Additional Space as follows:

                                MONTHLY INSTALLMENT OF    MONTHLY BASIC RENT PER
               MONTH                  BASIC RENT           RENTABLE SQUARE FOOT
               -----                  ----------           --------------------
                1-24                  $32,962.14                  $1.62

               25-48                  $37,031.54                  $1.82

       49-- December 31, 2005         $42,728.70                  $2.10

        Concurrently with Tenant's execution of this Third Amendment, Tenant shall pay to Landlord an amount equal to Basic Rent for the first full month of Tenant's lease of the Additional Space.

        3. TENANT'S PERCENTAGE OF TOTAL RENTABLE AREA. Commencing as of the Additional Space Effective Date, Tenant's Percentage of Total Rentable Area with regard to the Additional Space only shall be 12.36%, and the Base Year (as defined in Section 1.7 of the First Amendment) with regard to the Additional Space only shall be calendar year 1998.

        4. IMPROVEMENTS TO ADDITIONAL SPACE. Landlord shall construct the tenant improvements to the Additional Space pursuant to the terms and conditions of the Tenant Work Letter attached hereto as Exhibit "B," and the initial construction of such tenant improvements shall be governed by the Tenant Work Letter rather than by the provisions of Article 14 of the Original Lease. Except as specifically set forth in the Tenant Work Letter, Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Additional Space. Tenant also acknowledges that, except as provided in Section 1 of the Tenant Work Letter, Landlord has made no representation or warranty regarding the condition of the Additional Space.

        5. PARKING. Landlord and Tenant hereby acknowledge and agree that pursuant to Section 1(w) of the Original Lease, Tenant is entitled to lease parking spaces at a ratio of four (4) parking spaces per one thousand (1000) rentable square feet contained within the Premises from time to time. Therefore, in addition to the parking spaces currently rented by Tenant pursuant to Section
1.10 of the First Amendment and Section 5 of the Second Amendment, commencing as of the Additional Space Effective Date, Tenant shall be entitled to the use and rental of an allocation of up to eighty-one (81) additional parking spaces (some of which may, at Tenant's election, be reserved spaces, subject to the percentage limitation set forth in Paragraph 56 of the Original Lease) (collectively, the "ADDITIONAL SPACES") located in the Building's on-site parking facilities. Tenant shall pay to Landlord for such Additional Spaces the prevailing rate applicable to such parking in the Building's on-site parking facility; provided, however, that the rate charged by Landlord for such parking during each calendar year after calendar year 1998 shall not increase by more than five percent (5%) over the maximum rate chargeable in the immediately preceding calendar year (whether or not such maximum rate was actually charged). The maximum rate during calendar year 1998 shall be Fifty-five Dollars ($55.00) per unreserved space per month and Seventy-five Dollars ($75.00) per reserved space per month, plus applicable parking taxes (if any).

        6. STAIRWELL ACCESS. Section 12 of the Second Amendment is hereby amended to provide that, commencing upon the Additional Space Effective Date, Landlord agrees to allow Tenant access to the stairwells between the sixth
(6th), seventh (7th) and eighth (8th) floors of the Building during normal business hours. In connection therewith, Tenant hereby acknowledges that Tenant shall be required to install and maintain a time clock and associated locking device at each of the two (2) stairwell doors on the sixth (6th) floor, at each of the two

(2) stairwell doors on the seventh (7th) floor, and at each of the two (2) stairwell doors on the eighth (8th) floor of the Building. Such time clocks and associated locking devices shall be installed by the Building-designated locksmith as a component of the Tenant Improvements to be constructed by Landlord pursuant to the Tenant Work Letter.

        7. BROKERS. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment other than CB Commercial Real Estate Group, Inc., who shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party.

        8. OPTION TO CANCEL. The parties hereby acknowledge and agree that Tenant's Cancellation Option specified in Section 1.11 of the First Amendment and as amended pursuant to Section 9 of the Second Amendment, shall continue to apply with respect to the Existing Premises (as defined in Recital A of this Third Amendment), but shall not apply to the Additional Space (as defined in
Section 1 of this Third Amendment).

        9. RIGHTS OF FIRST AND SECOND OFFER. Section 14 of Rider No. 1 to the Original Lease and Section 1.21 of the First Amendment (as amended by Section 10 of the Second Amendment) shall be null and void and of no force or effect. In lieu thereof, Landlord hereby grants to Tenant a right of first offer with respect to all space in the Building not leased by Tenant pursuant to the Lease (as amended by this Third Amendment) ("FIRST OFFER SPACE"). Notwithstanding the foregoing (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Third Amendment, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the "SUPERIOR LEASES"), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights (A) granted as of the date of this Third Amendment to any other tenant of the Building, and (B) granted after the date of this Third Amendment (with respect to any floor in the Building other than the seventh (7th) and eighth
(8th) floors) to any other tenant of the Building who is not a tenant as of the date of this Third Amendment and who, at the time such tenant enters into its lease, leases more rentable square feet in the Building than Tenant (the rights described in items (i) and (ii), above to be known collectively as "SUPERIOR RIGHTS"). Tenant's right of first offer shall be on the terms and conditions set forth in this Section 9.

               (i) PROCEDURE FOR OFFER. Landlord shall notify Tenant (the "FIRST OFFER NOTICE") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed economic terms and conditions applicable to Tenant's lease of such space (collectively, the "ECONOMIC TERMS"). Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during (A) the last nine (9) months of the initial Lease Term or the First Option Term unless Tenant has exercised the upcoming Option to Renew pursuant to Section 10 of this Third Amendment, and (B) the last nine (9) months of the second (2nd) Option Term.

               (ii) PROCEDURE FOR ACCEPTANCE. On or before the date which is five (5) business days after Tenant's receipt of the First Offer Notice (the "ELECTION DATE"), Tenant shall deliver written notice to Landlord ("TENANT'S ELECTION NOTICE") pursuant to which Tenant shall elect either to (A) lease the entire First Offer Space described in the First Offer Notice upon the Economic Terms set forth in the First Offer Notice and the same non-Economic Terms as set forth in the Lease (as then amended), (B) refuse to lease such First Offer Space identified in the First Offer Notice, specifying that such refusal is not based upon the Economic Terms set forth by Landlord in the First Offer Notice, but upon Tenant's lack of need for such First Offer Space, in which event Landlord may lease such First Offer Space to any entity on any terms Landlord desires (the "SUBSEQUENT LEASE") and Tenant's right of first offer with respect to the First Offer Space specified in Landlord's First Offer Notice shall thereupon terminate and be of no further force or effect until such space once again becomes available after expiration of the Subsequent Lease including any renewal or extension of such Subsequent Lease, whether or not such renewal or extension is pursuant to an express written provision in such Subsequent Lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, or (C) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms set forth in the First Offer Notice, in which event Tenant shall also specify in Tenant's Election Notice revised Economic Terms upon which Tenant would be willing to lease such First Offer Space from Landlord. If Tenant does not so respond in writing to Landlord's First Offer Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii)(B) above. If Tenant timely delivers to Landlord Tenant's Election Notice pursuant to clause (ii)(C) above, Landlord may elect either to: (a) lease such First Offer Space to Tenant upon the revised Economic Terms specified by Tenant in Tenant's Election Notice, and the same non-Economic Terms as set forth in the Lease (as then amended); or (b) lease the First Offer Space to any person or entity upon any terms Landlord desires; provided, however, if the Economic Terms of Landlord's proposed lease to said third party are not less favorable to the third party than those Economic Terms proposed by Tenant in Tenant's Election Notice, before entering into such third party lease, Landlord shall notify Tenant of such no less favorable Economic Terms and Tenant shall have the right to lease the First Offer Space upon such no less favorable Economic Terms by delivering written notice thereof to Landlord within three (3) business days after Tenant's receipt of Landlord's notice. If Tenant does not elect to lease such space from Landlord within said three (3) business-day period, Tenant shall be deemed to have elected the option described in clause (ii)(B) above. In determining whether the Economic Terms of Landlord's proposed lease to a third party are no less favorable to the third party than those Economic Terms proposed by Tenant in Tenant's Election Notice, all concessions shall be blended into an effective rental rate over the term of the proposed lease to said third party and such effective rental rate shall be compared with the effective rental rate of the Economic Terms proposed by Tenant in Tenant's Election Notice.

               (iii) LEASE OF FIRST OFFER SPACE. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Premises upon the same non-economic terms and conditions as applicable to the Premises, and the economic terms and conditions as provided in this Section 9. Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant (except as otherwise specified in the Economic Terms). The Lease Term for the First Offer Space shall expire co-terminously with Tenant's lease of the Premises.

               (iv) NO DEFAULTS. The rights contained in this Section 9 shall be personal to the Tenant named in this Third Amendment ("ORIGINAL TENANT") and any successor to Tenant by merger, consolidation or otherwise ("SUCCESSOR"), and may only be exercised by the Original Tenant or such Successor (and not any other assignee, sublessee or other transferee of the Original Tenant) if Tenant or such Successor occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Office Space as provided in this Section 9 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease (as amended) beyond any applicable cure period.

        10. OPTIONS TO RENEW. Section 1.12(a) of the First Amendment (as previously amended pursuant to Section 11 of the Second Amendment) is hereby amended in its entirety to read as follows:

                      "(a) Landlord hereby grants to Tenant two (2) separate
               options to renew (the "OPTIONS TO RENEW") the Lease for (i) the entire sixth (6th) floor of the Building and/or any other full floors added to the Premises pursuant to Section 9 above (subject to the next sentence below), and/or (ii) a minimum of 5,000 rentable square feet of the remaining portion of the Premises on the seventh

               (7th), eighth (8th) and/or any other multi-Tenant floors of the Building on which a portion of the Premises is then located (subject to Landlord's prior reasonable approval of such 5,000 rentable square foot portion(s), which approval right shall be limited to the issue of whether the remaining space on such floors of the Building is in a configuration which is leasable to a third party) for terms (the "OPTION TERMS") of five (5) years each. Notwithstanding the foregoing, if at the time Tenant exercises its Option to Renew Tenant occupies three (3) or more full floors in the Building, Tenant may not exercise its Option to Renew as to any full floor unless Tenant also exercises its Option to Renew for either all of the full floors (if any) then leased by Tenant above such full floor or all of the full floors (if any) then leased by Tenant below such full floor. The first
               (1st) Option Term would extend the Term scheduled to expire on December 31, 2005 and the second (2nd) Option Term would extend the first Option Term. In no event shall Tenant be entitled to exercise an Option to Renew for any portion of the Premises for the second (2nd) Option Term unless Tenant timely and properly exercises the corresponding Option to Renew for the first Option Term. The Annual Basic Rent payable during the Option Terms shall be equal to 95% of the Fair Market Rental Rate (defined in Section 1.12(b) of the First Amendment) for the applicable portion of the Premises as of the date of such exercise for the first (1st) Option Term and 100% of the Fair Market Rental Rate for the applicable portion of the Premises as of the date of such exercise for the second (2nd) Option Term; however, (1) in no event shall the Annual Basic Rent for the first (1st) Option Term be below $2.10 per rentable square foot per month (after taking into consideration the concessions described in the definition of Fair Market Rental Rate), and (2) in no event shall the Annual Basic Rent for the second (2nd) Option Term be below that applicable during the last year of the first (1st) Option Term (after taking into consideration the concessions described in the definition of Fair Market Rental Rate). All other terms and conditions of the Lease, as then amended, shall continue to apply during the Option Terms. Each Option to Renew shall be exercised, if at all, by written notice from Tenant to Landlord delivered not later than nine (9) months prior to the expiration of the then-existing Lease Term."

        11. SIGNING AUTHORITY. Concurrently with Tenant's execution of this Third Amendment, Tenant shall provide to Landlord a copy of a resolution of the Board of Directors of Tenant authorizing the execution of this Third Amendment on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistance secretary of the corporation to be a true copy of the resolution duly adopted by the Board of Directors of said corporation and shall be in the form of Exhibit "D" attached hereto and made a part hereof, or in some other form reasonably acceptable to Landlord.

        12. NO FURTHER MODIFICATION. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply to the Additional Space and shall remain unmodified and in full force and effect. From and after the date of this Third Amendment, all references in the Lease to the "Premises" shall refer to the Existing Premises and the Additional Space.

        IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

                                          "Landlord":

                                          ARDEN REALTY FINANCE PARTNERSHIP,
                                          L.P., a California limited partnership

                                          By:    ARDEN REALTY FINANCE, INC.,
                                                 a California corporation
                                                 Its sole general partner

                                                 By:
                                                        ----------------------
                                                        VICTOR J. COLEMAN
                                                        Its: President and COO

                                                 By:
                                                        ----------------------
                                                        Its:
                                                            ------------------

                                          "Tenant":

                                          INVESTMENT TECHNOLOGY GROUP, INC., a
                                          Delaware corporation

                                          By:
                                                 ------------------------
                                                 Its:
                                                     --------------------

                                          By:
                                                 ------------------------
                                                 Its:
                                                     --------------------

                                   EXHIBIT "A"

                         FLOOR PLAN OF ADDITIONAL SPACE

                                   EXHIBIT "B"

                               TENANT WORK LETTER

        This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Additional Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Additional Space, in sequence, as such issues will arise during the actual construction of the Additional Space. The Additional Space may be referred to herein as the "IMPROVED SPACE." All references in this Tenant Work Letter to Articles or Sections of "this Third Amendment" shall mean the relevant portions of the Third Amendment to Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.

                                    SECTION 1

                         DELIVERY OF THE IMPROVED SPACE

        Except as provided in this Section 1 below, the cost of any improvements to the Additional Space shall be charged to the Tenant Improvement Allowance and the Additional Space will be delivered for renovation in its presently existing "as is" condition. However, Landlord shall, at Landlord's sole cost and expense, perform the following work in the Additional Space prior to the Additional Space Effective Date: (i) ensure that the Building systems, including the HVAC and electrical systems are in good working order and condition, and (ii) perform any work in the elevator lobby, corridors and restrooms on the sixth (6th) floor of the Building required to bring such areas into compliance with all code requirements in existence as of the Additional Space Effective Date. In addition, if, as a result of applicable code requirements, Tenant is required to make any life safety improvements on the sixth (6th) floor of the Building and if, as a result of such life safety improvements installed by Tenant, any modifications to the "backbone" base Building life safety system is required, Landlord agrees to perform such modifications at Landlord's sole cost and expense. Tenant shall be entitled to add supplemental HVAC units to the Improved Space, subject to Landlord's review and reasonable approval of plans and specifications for such installation and Tenant's compliance with the terms and provisions of Article 14 of the Original Lease in connection with such installation and Tenant's payment, pursuant to Section 18 of the Original Lease, for any extraordinary usage of utilities resulting from such supplemental HVAC units. If Tenant does so install any supplemental HVAC units, Tenant shall maintain, at Tenant's sole cost and expense, a repair and maintenance contract with a contractor reasonably approved by Landlord throughout the Lease Term in order to provide repair and maintenance services for such equipment.

                                    SECTION 2

                               TENANT IMPROVEMENTS

        2.1 TENANT IMPROVEMENT ALLOWANCE. Tenant shall be entitled to a one-time tenant improvement allowance (the "TENANT IMPROVEMENT ALLOWANCE") in the amount of $458,275.00 (i.e., $25.00 per usable square foot of the Additional Space) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Additional Space (the "TENANT IMPROVEMENTS"); provided, however, that up to an amount equal to Two Dollars ($2.00) per usable square foot of the Additional Space of the Tenant Improvement Allowance may be used by Tenant, at Tenant's discretion, for Tenant Improvements to space leased by Tenant in the Building other than the Additional Space. In addition to the Tenant Improvement Allowance, Landlord shall make available to Tenant an allowance of up to ten cents ($0.10) per usable square foot of the Additional Space for costs relating to the preparation of a preliminary space plan for the Additional Space. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

        2.2    DISBURSEMENT OF THE TENANT IMPROVEMENT ALLOWANCE.

               2.2.1 TENANT IMPROVEMENT ALLOWANCE ITEMS. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "TENANT IMPROVEMENT ALLOWANCE Items"):

                      2.2.1.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter and of other engineers and consultants which Tenant may reasonably require for the design and construction of the Tenant Improvements (including, without limitation, lighting, acoustic and ergonomic consultants), and payment of the out-of-pocket costs (if any) incurred by Landlord and Landlord's consultants in connection with documents and materials supplied by Landlord (if any) and/or the review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

                      2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

                      2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, after-hours freight elevator usage, trash removal costs, and contractors' fees and general conditions (provided, however, the Contractor and any subcontractors shall not be charged for parking);

                      2.2.1.4 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable code; and

                      2.2.1.5 Sales and use taxes and Title 24 fees.

               2.2.2 DISBURSEMENT OF TENANT IMPROVEMENT ALLOWANCE. Landlord shall make payment of the Tenant Improvement Allowance for the Tenant Improvement Allowance Items pursuant to Landlord's standard draw cycle throughout the course of construction of the Tenant Improvements. If the total amount of the Tenant Improvement Allowance Items exceeds the amount of the Tenant Improvement Allowance, Tenant shall pay such excess on a pro-rata basis throughout the course of construction of the Tenant Improvements as such costs are incurred. Such payment shall be deemed to constitute additional rent pursuant to the Lease (as amended) and shall be made within ten (10) days after Tenant's receipt of invoice therefore from Landlord. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property. Tenant shall not be entitled to any portion of the Tenant Improvement Allowance not used by Tenant on or before the date which is six (6) months after the Additional Space Effective Date.

        2.3 SPECIFICATIONS. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Improved Space (collectively, the "STANDARD IMPROVEMENT Package"). The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time. However, Landlord's approval of the Final Working Drawings (as defined in Section 3.3 of this Tenant Work Letter) shall be conclusive as to the compliance of the Final Working Drawings with the Specifications (to the extent Specifications are expressly delineated in the Final Working Drawings) and Tenant shall not be obligated thereafter to modify the Approved Working Drawings or the Tenant Improvements by reason of any changes in the Specifications or any other failure of such drawings to comply with the Specifications (to the extent items to which the Specifications apply are expressly delineated in the Approved Working Drawings).

                                    SECTION 3

                              CONSTRUCTION DRAWINGS

        3.1 SELECTION OF ARCHITECT/CONSTRUCTION DRAWINGS. Tenant shall retain an architect/space planner reasonably approved by Landlord (the "ARCHITECT") to prepare the "Construction Drawings," as that term is defined in this Section
3.1. Tenant shall retain the engineering consultants designated by Landlord (the "ENGINEERS") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work in the Improved Space, which work is not part of the Landlord Work. Landlord shall ensure that the charges of the Engineers are competitive (although not necessarily the lowest available). The plans and drawings to be prepared by Architect and the Engineers hereunder (consisting of the Final Space Plan and the Final Working Drawings (as those terms are defined below)) shall be known collectively as the "CONSTRUCTION DRAWINGS." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval, which Landlord shall not unreasonably withhold or delay. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in Section 20 of the Original Lease shall specifically apply to the Construction Drawings.

        3.2 FINAL SPACE PLAN. On or before March 9, 1998, Tenant shall supply Landlord with two (2) copies signed by Tenant of its final space plan for the Improved Space before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "FINAL SPACE PLAN") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Improved Space if the same is unsatisfactory or incomplete in any respect and Landlord's failure to give Tenant written notice of any such objection within said five (5) business-day period shall be deemed approval by Landlord of the Final Space Plan. If Tenant is so advised, Tenant shall within three (3) business days thereafter cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

        3.3 FINAL WORKING DRAWINGS. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Improved Space, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Within twenty-eight (28) days after approval of the Final Space Plan by Landlord, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Improved Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "FINAL WORKING DRAWINGS") and shall submit the same to Landlord for Landlord's approval. However, if Tenant reasonably determines that the Engineers are not reasonably responsive to Tenant's requirements, Tenant may so notify Landlord in writing and if Landlord does not cause such Engineers to be so responsive within one (1) business day after receipt of Tenant's notice, then said twenty-eight (28) day period shall be extended for each day after the expiration of said one (1) business day cure period that completion of the Final Working Drawings are so delayed as a result of the failure of the

Engineers to be reasonably responsive. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Improved Space if the same is unsatisfactory or incomplete in any respect and Landlord's failure to give Tenant written notice of any such objection within said five (5) business-day period shall be deemed approval by Landlord of the Final Working Drawings. If Tenant is so advised, Tenant shall within five (5) business days thereafter revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

        3.4 APPROVED WORKING DRAWINGS. The Final Working Drawings shall be approved by Landlord (the "APPROVED WORKING DRAWINGS") prior to the commencement of construction of the Improved Space by Landlord. After approval by Landlord of the Final Working Drawings, Landlord shall submit the same to the appropriate municipality for all applicable building permits. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed. If Tenant proposes a change, modification or alteration to the Approved Working Drawings, Landlord shall advise Tenant of the potential cost associated with such change, modification or alteration and the potential Tenant Delay which may result therefrom.

                                    SECTION 4

                     CONSTRUCTION OF THE TENANT IMPROVEMENTS

        4.1 SELECTION OF CONTRACTOR. The contractor which shall construct the Tenant Improvements shall be a contractor selected pursuant to the following procedure. The Final Working Drawings shall be submitted by Landlord to (i) two
(2) general contractors selected by Landlord and (ii) two (2) general contractors selected by Tenant on or before the date the Final Working Drawings are approved by Landlord and which contractors so selected by Tenant shall be subject to Landlord's reasonable approval. Each such contractor shall submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Tenant Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Tenant Improvements. The subcontractors utilized by the Contractor shall be subject to Landlord's reasonable approval and the bidding instructions shall provide that as to work affecting the structure of the Building and/or the systems and equipment of the Building, Landlord shall be entitled to designate the subcontractors. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Within ten (10) days after the Final Working Drawings are approved by Landlord, Tenant shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's reasonable construction schedule. The parties acknowledge that, for purposes of the immediately preceding sentence, Landlord's reasonable construction schedule shall not include any scheduled overtime. The contractor selected may be referred to herein as the "CONTRACTOR". Landlord shall retain the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings.

        4.2 WARRANTIES. Landlord shall require that the Contractor and all subcontractors provide industry-standard warranties for defects in workmanship and materials.

        4.3 MEETINGS. Commencing upon the execution of this Third Amendment, Landlord and Tenant shall hold regular periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably designated by Landlord.

                                    SECTION 5

                                  MISCELLANEOUS

        5.1 READY FOR OCCUPANCY. For purposes of this Third Amendment, the Additional Space shall be deemed "READY FOR OCCUPANCY" upon the Substantial Completion of the Tenant

Improvements in the Additional Space. For purposes of this Third Amendment, "SUBSTANTIAL COMPLETION" of the Tenant Improvements in the Additional Space shall occur upon the completion of construction of the Tenant Improvements in the Additional Space pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

        5.2 DELAY OF THE SUBSTANTIAL COMPLETION. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements in the Additional Space as a result of any of the following (collectively, "TENANT DELAYS "):

               5.2.1 Tenant's failure to comply with any of the time periods set forth in the Tenant Work Letter;

               5.2.2 Tenant's failure to timely approve any matter requiring Tenant's approval;

               5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

               5.2.4 Changes in any of the Construction Drawings after reasonable disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws (provided, however, that changes required to the first Final Space Plan and/or the first set of Final Working Drawings submitted to Landlord due to Landlord's disapproval thereof (but not any subsequent disapproval) shall not constitute a Tenant Delay hereunder provided that Tenant resubmits revised Construction Drawings within the time periods specified in Sections 3.2 or 3.3 above (as applicable));

               5.2.5 Tenant's request for changes in the Approved Working Drawings;

               5.2.6 Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements in the Additional Space, or which are different from, or not included in, the Standard Improvement Package;

               5.2.7 Any other acts or omissions of Tenant, or its agents, or employees; then, notwithstanding anything to the contrary set forth in the Third Amendment or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements in the Additional Space, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

        5.3 TENANT'S REPRESENTATIVE. Tenant has designated Mark Wright as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

        5.4 LANDLORD'S REPRESENTATIVE. Landlord has designated Herbert Porter and Kimberly Harris as its sole representatives with respect to the matters set forth in this Tenant Work Letter, each of whom, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

        5.5 TIME OF THE ESSENCE IN THIS TENANT WORK LETTER. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

        5.6 TENANT'S LEASE DEFAULT. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 25(a) of the Original Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Improved Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord may cause Contractor to cease the construction of the Improved Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improved Space caused by such work stoppage), and
(ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended by this Third Amendment (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improved Space caused by such inaction by Landlord).

                                   EXHIBIT "C"

                           NOTICE OF LEASE TERM DATES
                        AND TENANT'S PROPORTIONATE SHARE

TO:_____________________________________                  DATE:_________________
   _____________________________________
   _____________________________________

RE: Third Amendment to Lease dated March __, 1998, between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership ("LANDLORD"), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("TENANT"), concerning the sixth (6th) floor ("ADDITIONAL SPACE") of the building located at 400 Corporate Pointe, Culver City, California.

Ladies and Gentlemen:

        In accordance with the Third Amendment, Landlord wishes to advise and/or confirm the following:

               1. That the Additional Space has been accepted herewith by the Tenant as being substantially complete in accordance with the Third Amendment and that, to Tenant's knowledge, there is no deficiency in construction.

               2. That the Tenant has taken possession of the Additional Space and acknowledges that under the provisions of the Third Amendment the Term of Tenant's lease of such space shall commence as of ____________ for a term ending on December 31, 2005 (subject to extension as provided in Section 10 of the Third Amendment).

               3. That in accordance with the Third Amendment, Basic Rental for the Additional Space commenced to accrue on ________________________.

               4. If the Additional Space Effective Date is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Third Amendment.

               5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to ________________________ at
_____________________________________________.

               6. The exact number of rentable square feet within the Additional Space is 20,347 rentable square feet.

               7. Tenant's Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Additional Space is 12.36%.

AGREED AND ACCEPTED:

TENANT:

___________________________,
a__________________________


By:  ______________________
     Its:__________________

                                   EXHIBIT "D"

                                CERTIFIED COPY OF
                         BOARD OF DIRECTORS RESOLUTIONS
                                       OF
                        INVESTMENT TECHNOLOGY GROUP, INC.

        The undersigned, being the duly elected Corporate Secretary of Investment Technology Group, Inc., a Delaware corporation ("CORPORATION"), hereby certifies that the following is a true, full and correct copy of the resolutions adopted by the Corporation by unanimous written consent in lieu of a special meeting of its Board of Directors, and that said resolutions have not been amended or revoked as of the date hereof.

        RESOLVED, that the Corporation, is hereby authorized to execute, deliver and fully perform that certain document entitled Third Amendment to Lease ("AMENDMENT") by and between the Corporation and Arden Realty Finance Partnership, L.P., a California limited partnership, for the lease of space at 400 Corporate Pointe, Culver City, California.

        RESOLVED FURTHER, that the Corporation is hereby authorized and directed to make, execute and deliver any and all, consents, certificates, documents, instruments, amendments, confirmations, guarantees, papers or writings as may be required in connection with or in furtherance of the Amendment (collectively with the Amendment, the "DOCUMENTS") or any transactions described therein, and to do any and all other acts necessary or desirable to effectuate the foregoing resolution.

        RESOLVED FURTHER, that the following officers acting together:
_______________ as _____________ and ____________ as _______________ are
authorized to execute and deliver the Documents on behalf of the Corporation, together with any other documents and/or instruments evidencing or ancillary to the Documents, and in such forms and on such terms as such officer(s) shall approve, the execution thereof to be conclusive evidence of such approval and to execute and deliver on behalf of the Corporation all other documents necessary to effectuate said transaction in conformance with these resolutions.

Date: _____________, 1998
                                           _____________________________________
                                           ________________, Corporate Secretary